Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary
(303) 573-1660
ROYAL GOLD ANNOUNCES COMMENCEMENT OF PUBLIC OFFERING OF
MANDATORY CONVERTIBLE PREFERRED STOCK
     DENVER, CO. NOVEMBER 5, 2007. ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced that it has commenced a public offering of 1.0 million shares of its mandatory convertible preferred stock (“Preferred Stock”) for $100.00 per share. The Preferred Stock will be mandatorily convertible into shares of Royal Gold common stock on November 15, 2010. The underwriters have an option to purchase up to an additional 150,000 shares of Preferred Stock to cover over-allotments, if any.
     The Company currently intends to use the net proceeds from this offering for acquisitions of additional royalty interests as further described in the prospectus supplement for the offering.
     Merrill Lynch & Co. is acting as the sole book-running manager and HSBC is acting as co-manager for the offering.
     The offering will be made pursuant to Royal Gold’s effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Preferred Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of Preferred Stock will be made only by means of a prospectus and prospectus supplement.

     Copies of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080; Phone 212-449-1000.
     Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metals royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements. Factors that could cause actual results to differ materially from the forward looking statements are described in Royal Gold’s Annual Report on Form 10-K and other of its filings with the SEC. Readers should keep in mind that forward-looking statements are much less reliable than historical information. Royal Gold disclaims any obligation to update any forward-looking statement made herein.